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Cboe Global Markets Reports Results for Third Quarter 2020

Third Quarter 2020 Highlights*

●	Diluted EPS for the Quarter of $1.01, Up 7 Percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.11, Down 14 Percent
●	Net Revenue for the Quarter of $292.0 Million, Down 1 Percent
●	EBITDA Margin¹ for the Quarter of 72.6 Percent Compared to 65.2 Percent in 2019
●	Adjusted EBITDA Margin¹ for the Quarter of 65.9 Percent Compared to 70.9 Percent in 2019
●	Returned $88 Million to Shareholders Through Share Repurchases and Dividends

CHICAGO, IL – October 30, 2020 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the third quarter of 2020.

“Our third quarter results highlight continued robust engagement among retail customers offset by decreased trading among institutional investors as a result of ongoing uncertainty regarding the global macro-environment. We continued throughout the quarter to diversify our products and services for customers of every type by advancing key growth initiatives, including the expansion of our market data offering and the completion of our MATCHNow and EuroCCP acquisitions, which will enable us to further leverage our index product expertise and broaden our customer reach in new geographies. We continue to make investments for future growth as evidenced in our recently announced plans to acquire BIDS Trading, a leading block trading venue, which would build upon our successful partnership in Europe with Cboe LIS and provide Cboe a presence in the growing off-exchange segment of the U.S. equities market,” said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. “Despite the challenging trading environment, I have never been more excited about the opportunities ahead as a result of our ability to continue to successfully execute on meaningful initiatives to deliver increased value to our customers and our shareholders,” Mr. Tilly added.

“We delivered adjusted EPS of $1.11 and an adjusted EBITDA margin of nearly 66 percent for the quarter, driven by the strength of our diversified business model.  Although net revenue and adjusted earnings were down year-over-year, we continued to generate solid cash flow, invest in the growth of our business for the long-term, and returned nearly $88 million of capital to shareholders in the quarter through dividends and share repurchases," said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer.  "We remain focused on appropriate expense discipline as we execute our key strategic growth initiatives and strive to deliver long-term value to our shareholders."

*All comparisons are third quarter 2020 compared to the same period in 2019.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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Consolidated Third Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2020 and 2019.

Table 1
Consolidated Third Quarter Results					3Q20	3Q19
($ in millions except per share)	3Q20	3Q19	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$292.0	$294.0	(1)%		$292.0	$294.0	(1)%
Total Operating Expenses	$152.7	$146.6	4%		$108.9	$96.5	13%
Operating Income	$139.3	$147.4	(5)%		$183.1	$197.5	(7)%
Operating Margin %	47.7%	50.1%	(2.4)	pp	62.7%	67.2%	(4.5)	pp
Net Income Allocated to Common Stockholders	$109.6	$105.5	4%		$120.5	$144.6	(17)%
Diluted EPS	$1.01	$0.94	7%		$1.11	$1.29	(14)%
EBITDA[1]	$212.1	$191.6	11%		$192.4	$208.3	(8)%
EBITDA Margin % [1]	72.6%	65.2%	7.4	pp	65.9%	70.9%	(5.0)	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $292.0 million decreased 1 percent compared to $294.0 million in the prior-year period, primarily reflecting lower net transaction and clearing fees[1], due to lower trading volumes in index options and futures, offset somewhat by revenue contributed from acquisitions. In addition to acquisitions completed in the first half of the year, third quarter results include the acquisitions of EuroCCP, which closed on July 1, 2020, and MATCHNow, which closed on August 4, 2020.
●	Total operating expenses were $152.7 million versus $146.6 million in the third quarter of 2019. Adjusted operating expenses¹ of $108.9 million increased 13 percent compared with $96.5 million in the third quarter of 2019, primarily due to acquisitions, resulting in higher compensation and benefits and technology support services.
●	Operating income decreased by 5 percent to $139.3 million and adjusted operating income¹ decreased by 7 percent to $183.1 million as a result of lower net revenue and higher operating expenses.
●	Non-operating income for the quarter includes a $32.6 million bargain purchase gain related to the EuroCCP acquisition, which is included in the non-GAAP reconciliation[1]. The gain reflects the difference between the purchase price and the fair value of the assets acquired.
●	The effective tax rate for the third quarter of 2020 was 32.7 percent compared with 24.8 percent in the third quarter of 2019. The higher effective tax rate in 2020 is primarily due to the remeasurement of deferred tax liabilities as a result of an increase in the statutory tax rate in the United Kingdom. The effective tax rate on adjusted earnings¹ in the third quarter of 2020 was 30.8 percent compared with 24.1 percent in last year’s third quarter. The higher effective tax rate on adjusted earnings was primarily due to additional expense recognized upon the completion of the company’s 2019 U.S. federal income tax return.
●	Diluted EPS for the third quarter of 2020 was $1.01, up 7 percent. Adjusted diluted EPS[1] of $1.11 decreased 14 percent compared to 2019’s third-quarter results.
●	The EBITDA margin for the third quarter was 72.6 percent compared to 65.2 percent in the third quarter of 2019. The adjusted EBITDA margin was 65.9 percent compared to 70.9 percent for the same period last year.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	3Q20	3Q19	Change
Options	$148.1	$146.5	1%
North American Equities	75.8	75.4	1%
Futures	23.3	38.3	(39)%
European Equities	31.6	20.7	53%
Global FX	13.2	13.1	1%
Total	$292.0	$294.0	(1)%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $148.1 million was up $1.6 million, or 1 percent, from the third quarter of 2019, primarily due to higher market data revenue, which included $4.5 million contributed from acquisitions made in the first half of the year, as well as a decrease in royalty fees.
●	Net transaction fees¹ decreased $10.6 million, as revenue per contract (“RPC”) declined by 27 percent, offset somewhat by a total options average daily volume (“ADV”) increase of 24 percent compared to the third quarter 2019. The decrease in total options RPC was mainly due to a mix shift, with multi-listed options representing a higher percentage of total options volume. The RPC for multi-listed options was unchanged and the RPC for index options increased 12 percent, primarily reflecting a shift in the product mix, as well as fee changes implemented in the first quarter 2020.
●	Cboe’s Options business had total market share of 32.4 percent for the third quarter of 2020 compared to 39.0 percent in the third quarter of 2019, reflecting a mix shift in trading volume resulting from a higher percentage of ADV from multi-listed options versus index options. Cboe’s multi-listed options market share for the quarter decreased to 29.0 percent compared to 32.2 percent in the third quarter of 2019.

North American Equities:

●	North American Equities net revenue of $75.8 million was up $0.4 million, or 1 percent, primarily due to higher revenue from access and capacity fees and net transaction fees[1], offset somewhat by lower market data revenue.
●	Cboe U.S. Equities exchanges had market share of 15.1 percent for the third quarter of 2020 compared to 17.2 percent in the third quarter of 2019. The decrease was primarily due to higher off-exchange trading volume during the third quarter of 2020, which hit new highs, averaging nearly 43 percent of total market volume, compared to 36 percent in the third quarter of 2019. Market share for September increased 50 basis points compared to August, reflecting positive response to pricing adjustments aimed at attracting off-exchange volume.

Futures:

●	Futures net revenue of $23.3 million decreased $15.0 million, or 39 percent, primarily due to a decline in net transaction fees[1].
●	Net transaction fees¹ decreased $14.4 million, or 46 percent, reflecting a 38 percent decrease in ADV and a 13 percent decline in RPC. The RPC decline was primarily due to the introduction of mini-VIX futures, which is one-tenth the size of the standard VIX futures and has a lower fee per contract.

European Equities:

●	European Equities net revenue of $31.6 million increased by 53 percent, primarily reflecting the addition of EuroCCP, which accounted for $10.3 million in additional revenue, as well as higher access and capacity fees. Average daily notional value (“ADNV”) for the overall market was down 8 percent during the quarter and ADNV traded for Cboe Europe was €5.6 billion, down 18 percent from last year’s third quarter, with net capture up 5 percent.
●	For the third quarter of 2020, Cboe European Equities had 17.7 percent market share, down from 19.8 percent in the third quarter of 2019, primarily as a result of market profile shifts that impacted order flow to Cboe, as well as an increase in over-the-counter trading. Market share for the third quarter increased 190 basis points compared to the second quarter of 2020, reflecting positive response to a new pricing program and strong performance in our Periodic Auctions offering.

Global FX:

●	Global FX net revenue of $13.2 million increased 1 percent, primarily due to higher access and capacity fees, offsetting lower net transaction fees[1] compared with the third quarter of 2019. ADNV traded on the Cboe FX platform was $30.2 billion for the quarter, down 1 percent from last year’s third quarter and net capture per one million dollars traded was $2.70 for third-quarter 2020, down 4 percent compared to $2.80 in the third-quarter 2019.
●	Cboe FX market share increased to 15.9 percent for the quarter compared to 14.1 percent in last year’s third quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2020 Fiscal Year Financial Guidance

The company updated its guidance for the 2020 fiscal year as noted below. This guidance takes into account the company’s acquisitions completed through September 30, 2020, as well as its investment in launching pan-European derivatives trading and clearing, which is subject to regulatory approval.

●	Adjusted operating expenses are now expected to be in the range of $415 to $420 million, down from the previous guidance of $436 to $444 million, primarily reflecting lower compensation costs, including incentive-based compensation, professional fees and travel and marketing expenses. The guidance excludes the amortization of acquired intangible assets, which is now expected to be $124 million versus prior guidance of $120 million. The company plans to include this amount in its non-GAAP reconciliation.¹
●	Depreciation and amortization expense, which is included in adjusted operating expenses above, is now expected to be in the range of $32 to $36 million, down from previous guidance of $34 to $38 million, excluding the expected amortization of acquired intangible assets of $124 million. The decrease reflects a lower level of capital spending.
●	The effective tax rate¹ on adjusted earnings for the full year is now expected to be in the range of 27.0 to 29.0 percent, up from the prior range of 26.5 to 28.5 percent, which incorporates a higher tax rate for the third quarter. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures are now expected to be in the range of $45 to $50 million, down compared to prior guidance of $65 to $70 million, reflecting a shift in the timing of certain expenditures, as well as lower spending for certain projects.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses that would be required to reconcile to GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Capital Management

The company paid cash dividends of $45.8 million, or $0.42 per share, during the third quarter of 2020 and utilized $41.8 million to repurchase 0.5 million shares of its common stock under its share repurchase program at an average price of $89.92 per share. In addition, through October 29, 2020, the company used $32.2 million to repurchase 0.4 million shares at an average price of $82.73, resulting in approximately $255.9 million of availability remaining under its share repurchase program as of October 29, 2020.

At September 30, 2020, the company had adjusted cash2 of $213.2 million. Total debt as of September 30, 2020 was $939.1 million.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its third-quarter financial results today, October 30, 2020, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, October 30, 2020, through 11:00 p.m. CT, November 6, 2020, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10147930.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE) provides cutting-edge trading and investment solutions to investors around the world. The company is committed to defining markets through product innovation, leading edge technology and seamless trading solutions.

Cboe offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S., Canadian and European equities, exchange-traded products (“ETPs”), global foreign exchange (“FX”) and volatility products based on the VIX Index, recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates one of the largest stock exchanges by value traded in Europe, and owns EuroCCP, a leading pan-European equities clearing house. Cboe is also a leading market globally for ETP listings and trading.

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

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Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading and clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Debbie Koopman
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BZX®, BYX®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Options (ADV in thousands)
Total industry ADV	29,535	27,649	28,014	19,492	19,790
Total company Options ADV	9,569	9,944	10,731	7,297	7,720
Multi-listed options	8,136	8,354	8,069	5,552	5,715
Index options	1,433	1,590	2,663	1,745	2,005
Total Options Market Share	32.4%	35.2%	38.3%	37.4%	39.0%
Multi-listed options	29.0%	31.4%	31.9%	31.3%	32.2%
Index options	98.9%	99.4%	99.2%	99.0%	99.1%
Total Options RPC:	$0.173	$0.182	$0.234	$0.225	$0.236
Multi-listed options	$0.056	$0.051	$0.053	$0.055	$0.056
Index options	$0.842	$0.870	$0.781	$0.766	$0.751

North American Equities
U.S. Equities:
Total industry ADV (shares in billions)	9.9	12.4	11.0	6.8	6.9
Market share %	15.1%	16.1%	16.7%	16.4%	17.2%
Net capture (per 100 touched shares)	$0.017	$0.025	$0.026	$0.023	$0.020
Canadian Equities:
ADV (matched shares, in millions)	40.0	N/A	N/A	N/A	N/A
Total market share %	3.3%	N/A	N/A	N/A	N/A
Market share % - TSX listed volume	4.7%	N/A	N/A	N/A	N/A
Net capture (per 10,000 shares, in Canadian Dollars)	$8.200	N/A	N/A	N/A	N/A

Futures
ADV (in thousands)	172	144	331	228	279
RPC	$1.527	$1.743	$1.750	$1.794	$1.746

European Equities
Total industry ADNV (Euros - in billions)	€31.5	€40.1	€51.5	€35.1	€34.2
Market share %	17.7%	15.8%	17.7%	18.4%	19.8%
Net capture (bps)	0.245	0.248	0.244	0.248	0.233

Global FX
Market share %	15.9%	16.4%	15.7%	16.0%	14.1%
ADNV ($ in billions)	$30.2	$31.8	$43.3	$30.1	$30.3
Net capture (per one million dollars traded)	$2.70	$2.77	$2.69	$2.80	$2.80

ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.

Canadian Equities data reflects the acquisition of MATCHNow effective August 4, 2020. Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of matched ADNV in British pounds and the number of trading days.

Global FX, "net capture per one million dollars traded" refers to net transaction fees divided by the product of one-millionth of ADNV traded on the Cboe FX market, the number of trading days, and two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three Months and Nine Months Ended September 30, 2020 and 2019

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Revenue:
Transaction and clearing fees	$545.5	$465.8	$1,825.3	$1,322.0
Access and capacity fees	60.6	55.7	174.0	164.6
Market data fees	59.5	56.3	174.4	159.7
Regulatory fees	113.8	88.1	379.3	226.5
Other revenue	13.3	9.5	29.9	24.7
Total Revenues	792.7	675.4	2,582.9	1,897.5
Cost of Revenues:
Liquidity payments	359.4	269.7	1,167.4	749.2
Routing and clearing	14.9	9.3	48.6	27.7
Section 31 fees	105.4	79.4	351.8	197.9
Royalty fees	17.6	22.9	64.4	65.8
Other	3.4	0.1	3.5	0.3
Total Cost of Revenues	500.7	381.4	1,635.7	1,040.9
Revenues Less Cost of Revenues	292.0	294.0	947.2	856.6
Operating Expenses:
Compensation and benefits	59.2	49.7	167.4	150.0
Depreciation and amortization	39.5	42.9	118.0	133.8
Technology support services	15.1	10.6	39.5	34.3
Professional fees and outside services	15.8	17.5	43.0	52.9
Travel and promotional expenses	1.2	2.7	4.2	8.3
Facilities costs	4.5	2.7	12.7	7.8
Acquisition-related costs	6.2	16.7	16.4	39.8
Other expenses	11.2	3.8	18.6	11.7
Total Operating Expenses	152.7	146.6	419.8	438.6
Operating Income	139.3	147.4	527.4	418.0
Non-operating Income (Expenses):
Interest expense, net	(9.5)	(8.2)	(24.1)	(28.1)
Other income (expense), net	33.6	1.7	34.2	(2.7)
Total Non-operating Income (Expenses)	24.1	(6.5)	10.1	(30.8)
Income Before Income Tax Provision	163.4	140.9	537.5	387.2
Income tax provision	53.5	35.0	156.6	102.7
Net Income	109.9	105.9	380.9	284.5
Net loss attributable to redeemable noncontrolling interest	—	0.1	—	4.1
Net Income Excluding Redeemable Noncontrolling Interest	109.9	106.0	380.9	288.6
Change in redemption value of redeemable noncontrolling interest	—	(0.1)	—	(0.5)
Net income allocated to participating securities	(0.3)	(0.4)	(1.0)	(1.5)
Net Income Allocated to Common Stockholders	$109.6	$105.5	$379.9	$286.6
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.01	$0.95	$3.47	$2.57
Diluted earnings per share	1.01	0.94	3.46	2.56
Weighted average shares used in computing income per share:
Basic	108.7	111.6	109.5	111.6
Diluted	108.8	111.9	109.8	112.0

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

September 30, 2020 and December 31, 2019

	September 30,	December 31,
(in millions)	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$212.7	$229.3
Financial investments	22.8	71.0
Accounts receivable, net	283.3	234.7
Margin deposits and clearing funds	771.9	—
Income taxes receivable	58.3	56.8
Other current assets	33.3	15.8
Total Current Assets	1,382.3	607.6

Investments	53.2	61.2
Property and equipment, net	82.6	47.0
Property held for sale	13.0	21.1
Operating lease right of use assets	116.1	53.4
Goodwill	2,781.5	2,682.1
Intangible assets, net	1,580.4	1,589.9
Other assets, net	67.7	51.6
Total Assets	$6,076.8	$5,113.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$211.6	$171.9
Section 31 fees payable	39.7	99.0
Deferred revenue	13.7	4.5
Margin deposits and clearing funds	771.9	—
Income taxes payable	3.2	4.0
Current portion of long-term debt	70.0	—
Current portion of contingent consideration liabilities	18.2	2.2
Total Current Liabilities	1,128.3	281.6

Long-term debt	869.1	867.6
Unrecognized tax benefits	157.3	135.9
Deferred income taxes	396.8	399.7
Non-current operating lease liabilities	135.6	46.7
Contingent consideration liabilities	19.7	—
Other non-current liabilities	25.5	26.8
Total Liabilities	2,732.3	1,758.3

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.2	1.2
Treasury stock at cost	(1,162.4)	(887.1)
Additional paid-in capital	2,708.9	2,691.3
Retained earnings	1,767.8	1,512.6
Accumulated other comprehensive income, net	29.0	37.6
Total Stockholders’ Equity	3,344.5	3,355.6

Total Liabilities and Stockholders’ Equity	$6,076.8	$5,113.9

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue: Is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of our acquisitions for the period. Management believes the organic net revenue growth measure provides users with supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of the acquisitions.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Nine Months Ended
(in millions)	September 30, 2020		September 30, 2020
Reconciliation of Revenue Less Cost of Revenue to Organic	2020	2019	2020	2019
Net Revenue
Revenue less cost of revenue (net revenue)	$292.0	$294.0	$947.2	$856.6
Recent acquisitions:
Acquisition revenue less cost of revenue	$(16.6)	$—	$(23.3)	$—
Organic net revenue	$275.4	$294.0	$923.9	$856.6

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Nine Months Ended
Table 4	September 30,		September 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$109.6	$105.5	$379.9	$286.6
Non-GAAP adjustments
Acquisition-related expenses (1)	6.2	16.7	16.4	39.8
Provision for notes receivable (2)	6.7	—	6.7	—
Bargain purchase gain (3)	(32.6)	—	(32.6)	—
Amortization of acquired intangible assets (4)	30.9	33.4	93.4	105.1
Change in redemption value of noncontrolling interest	—	0.1	—	0.5
Total Non-GAAP adjustments	11.2	50.2	83.9	145.4
Income tax expense related to the items above	(8.0)	(11.0)	(24.9)	(34.2)
Deferred tax re-measurements	7.7	—	7.7	—
Impairment charges attributed to noncontrolling interest	—	—	—	(3.6)
Net income allocated to participating securities - effect on reconciling items	—	(0.1)	(0.5)	(0.5)
Adjusted net income allocated to common stockholders	$120.5	$144.6	$446.1	$393.7

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.01	$0.94	$3.46	$2.56
Per share impact of non-GAAP adjustments noted above	0.10	0.35	0.60	0.96
Adjusted diluted earnings per common share	$1.11	$1.29	$4.06	$3.52

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$292.0	$294.0	$947.2	$856.6
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$292.0	$294.0	$947.2	$856.6
Operating expenses (5)	$152.7	$146.6	$419.8	$438.6
Non-GAAP adjustments noted above	43.8	50.1	116.5	144.9
Adjusted operating expenses	$108.9	$96.5	$303.3	$293.7
Operating income	$139.3	$147.4	$527.4	$418.0
Non-GAAP adjustments noted above	43.8	50.1	116.5	144.9
Adjusted operating income	$183.1	$197.5	$643.9	$562.9
Adjusted operating margin (6)	62.7%	67.2%	68.0%	65.7%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	163.4	140.9	537.5	387.2
Non-GAAP adjustments noted above	11.2	50.2	83.9	145.4
Adjusted income before income taxes	$174.6	$191.1	$621.4	$532.6

Income tax expense	53.5	35.0	156.6	102.7
Non-GAAP adjustments noted above	0.3	11.0	17.2	34.2
Adjusted income tax expense	$53.8	$46.0	$173.8	$136.9
Adjusted income tax rate	30.8%	24.1%	28.0%	25.7%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the provision for notes receivable, recorded in other expenses on the consolidated statements of income, associated with the funding for the development of the consolidated audit trail (“CAT”).

(3) This amount represents the bargain purchase gain related to the acquisition of EuroCCP on July 1, 2020.

(4) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(5) The company sponsors deferred compensation plans held in a rabbi trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($1.0 million and $30 thousand in expense for the three months ended September 30, 2020 and 2019, respectively, and $1.1 million and 3.7 million in the nine months ended September 30, 2020 and 2019, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other expense, net” ($1.0 million and $30 thousand in income, expense and dividends in the three months ended September 30, 2020 and 2019, respectively, and $1.1 million and $3.7 million in the nine months ended September 2020 and 2019, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not adjusted out of “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(6) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, provision for notes receivable, bargain purchase gain, and impairment charges attributed to noncontrolling interest.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2020	2019	2020	2019
Net income allocated to common stockholders	$109.6	$105.5	$379.9	$286.6
Interest expense, net	9.5	8.2	24.1	28.1
Income tax provision	53.5	35.0	156.6	102.7
Depreciation and amortization	39.5	42.9	118.0	133.8
EBITDA	$212.1	$191.6	$678.6	$551.2
EBITDA Margin	72.6%	65.2%	71.6%	64.3%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	6.2	16.7	16.4	39.8
Provision for notes receivable	6.7	—	6.7	—
Bargain purchase gain	(32.6)	—	(32.6)	—
Impairment charges attributed to noncontrolling interest	—	—	—	(3.6)
Adjusted EBITDA	$192.4	$208.3	$669.1	$587.4
Adjusted EBITDA Margin	65.9%	70.9%	70.6%	68.6%

Table 6
(in millions)	September 30,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2020	2019
Cash and cash equivalents	$212.7	$229.3
Financial investments	22.8	71.0
Less deferred compensation plan assets	(22.3)	(23.4)
Less cash collected for Section 31 Fees	—	(69.0)
Adjusted Cash	$213.2	$207.9

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees –Three Months Ended September 30, 2020 and 2019
	Consolidated		Options Segment		N.A. Equities Segment		Futures Segment		European Equities Segment		Global FX Segment
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,		September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Transaction and clearing fees	$545.5	$465.8	$241.4	$207.1	$253.0	$199.4	$16.8	$31.2	$23.4	$16.9	$10.9	$11.2
Liquidity payments	(359.4)	(269.7)	(130.1)	(86.9)	(225.1)	(177.6)	—	—	(4.2)	(5.2)	—	—
Routing and clearing	(14.9)	(9.3)	(5.2)	(3.5)	(9.7)	(5.8)	—	—	—	—	—	—
Net transaction and clearing fees	$171.2	$186.8	$106.1	$116.7	$18.2	$16.0	$16.8	$31.2	$19.2	$11.7	$10.9	$11.2

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